As filed with the Securities and Exchange Commission on May 15, 2025

Registration No. 333-284250
Registration No. 333-226247
Registration No. 333-231276
Registration No. 333-236631
Registration No. 333-253701
Registration No. 333-262749
Registration No. 333-269134
Registration No. 333-276392

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284250
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226247
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231276
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236631
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253701
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262749
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269134
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276392

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLAKOS INC.
(Exact name of registrant as specified in its charter)

Delaware	45-4798831
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

149 Commonwealth Dr Suite 1090
Menlo Park, California
(Address of Principal Executive Offices, including Zip Code)

2018 Equity Incentive Plan
2018 Employee Stock Purchase Plan
2012 Equity Incentive Plan
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
Allakos Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

Tony Jeffries, Esq.
Robert T. Ishii, Esq.
Jennifer Knapp, Esq.
Ross Tanaka, Esq.
Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) are filed by Allakos Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission.

•
Registration Statement on Form S-8 (No. 333-226247) pertaining to the registration of (i) 4,000,000 Shares issuable under the 2018 Equity Incentive Plan (the “2018 Plan”), (ii) 500,000 Shares issuable under the 2018 Employee Stock Purchase Plan (the “ESPP”) and (iii) 6,682,030 Shares issuable under the 2012 Equity Incentive Plan (the “2012 Plan”).

•	Registration Statement on Form S-8 (No. 333-231276) pertaining to the registration of (i) 2,105,832 Shares issuable under the 2018 Plan and (ii) 421,166 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-236631) pertaining to the registration of (i) 2,433,390 Shares issuable under the 2018 Plan and (ii) 486,678 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-253701) pertaining to the registration of (i) 2,654,026 Shares issuable under the 2018 Plan and (ii) 530,805 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-262749) pertaining to the registration of (i) 2,731,118 Shares issuable under the 2018 Plan and (ii) 546,223 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-269134) pertaining to the registration of (i) 4,286,792 Shares issuable under the 2018 Plan and (ii) 853,758 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-276392) pertaining to the registration of (i) 4,387,490 Shares issuable under the 2018 Plan and (ii) 877,498 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-284250) pertaining to the registration of (i) 4,482,434 Shares issuable under the 2018 Plan and (ii) 896,486 Shares issuable under the ESPP.
The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statements.
On April 1, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub III, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 15, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any Allakos stockholder who was entitled to and properly demanded appraisal of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, as amended) was cancelled and converted into the right to receive $0.33 in cash per Share.
As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 15, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ALLAKOS INC.

By: /s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer